Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CDI Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-112088, No. 333-123886, No. 333-123888) on Form S-8 and the registration statement (No. 333-112752) on Form S-3 of CDI Corp. of our report dated March 7, 2008, with respect to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and our report dated March 7, 2008 with respect to the effectiveness of internal controls over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of CDI Corp.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, and related interpretations as of January 1, 2006, and the Company’s adoption of the provisions of Financial Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 7, 2008